Exhibit 99.1

WACHOVIA CREDIT CARD MASTER TRUST

Excess Spread Analysis - July 2005

Series	2000-1*
Deal Size	$750 MM
Expected Maturity	07/15/05

Yield	32.74%
Less: Coupon	4.02%
Servicing Fee	1.50%
Net Credit Losses	11.17%
Excess Spread:
July-05	16.05%
June-05	2.25%
May-05	2.76%
Three month Average Excess Spread	7.02%

Delinquency:
30 to 59 days	1.02%
60 to 89 days	0.71%
90 + days	1.39%
Total	3.12%

Payment Rate	10.73%

*	Results are skewed due to the calculation methodology during the accumulation period.